BUFFETS HOLDINGS, INC.
NON-GAAP FINANCIAL MEASURES
(UNAUDITED)

The following provides a reconciliation of Covenant EBITDA (as that term is used in the Credit Facility) to net income (loss) for Buffets Holdings, Inc. giving effect to the Merger Transaction with Ryan’s Restaurant Group, the Sale Leaseback Transactions, the New Credit Facility and the 12½% Debt Offering, as if those transactions had occurred on June 29, 2006. Covenant EBITDA (earnings (loss) before net interest expense, taxes, depreciation and amortization) has been adjusted to exclude or include the following items:

o	merger integration costs as reflected in the consolidated statements of operations,

o	impairment of assets as reflected in the consolidated statements of operations,

o	loss on litigation settlement as reflected in the consolidated statements of operations and Ryan's class action and shareholder suit settlement and legal fees,

o	loss related to refinancing as reflected in the consolidated statements of operations,

o	base rent adjustment on the sale leaseback transactions to reflect pro forma rent expense for the entire period less actual rent from the sale leaseback transactions,

o	pro forma adjustments per the Credit Agreement to give effect to the anticipated cost savings net of actual cost savings and to reconcile to EBITDA per the Credit Agreement,

o
non-cash straight-line, deferred rent expense; non-cash write-off of deferred rent liability related to closed restaurants; non-cash, straight-line, deferred rent revenue arising from landlord contributions and non-cash accretion of deferred gain on the sale-leaseback transactions as reflected in the consolidated statements of operations,

o
loss on sale-leaseback transactions as reflected in the consolidated statements of operations, non-cash loss on disposal of assets as reflected in the consolidated statement of cash flows and Ryan's land cancellation costs as reflected in Ryan's historic consolidated statements of operations,

o
non-cash compensation expenses recognized for a cash appreciation incentive plan, non-cash compensation-stock options related to Buffets equity participation plan and Ryan's historic consolidated statements of operations and Ryan's non-cash retiree medical benefit interest and service costs, and

o
management fee expense recognized with respect to annual advisory fees paid to our private equity partners as discussed in our Form 10-K filed on September 25, 2007 under "Certain Relationships and Related Transactions,"

Pro forma Covenant EBITDA is a non-GAAP financial measure used by management to measure operating performance, as well as by investors in our Credit Facility, dated November 1, 2006, as amended on March 13, 2007, to determine compliance with certain covenants and financial ratios. We believe that presenting pro forma Covenant EBITDA is useful to investors because the measure excludes infrequent charges related to specific non-recurring transactions, since we believe that these items are not indicative of our operating performance. We believe that pro forma Covenant EBITDA is a useful supplement to net income and other income statement data in understanding income from operations that best reflects our operating performance. We also use pro forma Covenant EBITDA for planning purposes, including the preparation of annual operating budgets, and for compensation purposes, including bonuses for certain employees. Pro forma Covenant EBITDA is also used to evaluate our ability to service debt because the excluded charges do not have an impact on our prospective debt servicing capability and these adjustments are contemplated in our senior Credit Facility for the computation of our debt covenant ratios.

When evaluating pro forma Covenant EBITDA, investors should consider, among other things, increasing and decreasing trends in pro forma Covenant EBITDA and how it compares to levels of debt and interest expense. However, these measures should not be construed as alternatives to operating income (as an indicator of operating performance) or cash provided by operating activities (as a measure of liquidity) as determined in accordance with GAAP. All companies do not calculate pro forma Covenant EBITDA in the same manner. Accordingly, the pro forma Covenant EBITDA measures presented below may not be comparable to similarly titled measures as provided by other companies.

As used herein, "GAAP" refers to accounting principles generally accepted in the United States of America.

BUFFETS HOLDINGS, INC.
Consolidated Summary Pro Forma Credit Definition EBITDA
For the Twelve Months Ended June 27, 2007
(Unaudited)

($000'S)

NET LOSS	$(129,063)
Adjustments:
Depreciation and amortization	53,140
Interest expense, net	82,073
Income tax expense	(4,287)
Merger/integration Costs	10,995
Asset impairments	3,524
Loss on litigation settlements	8,281
Loss on refinancing	42,715
Base rent on sale leasebacks (A)	(19,279)
Pro Forma Adjustments per Credit Agreement (A)	41,809
Deferred rent expense and other non-cash lease adjustments	7,707
Loss on sale of assets	46,864
Management compensation and benefits	1,312
Management fees paid to Caxton-Iseman and Sentinel Capital Partners	2,356
PRO FORMA CREDIT DEFINITION EBITDA	$148,147

FOOTNOTES:
(A) PRO FORMA ADJUSTMENTS
Base rent on sale leasebacks
Pro forma base rent on sale-leaseback adjustment	$(57,525)
Less: amount included in net income above	38,246
Net base rent on sale-leaseback adjustment	$(19,279)

Initial Pro Forma Adjustment
Initial Pro Forma Adjustment per Credit Agreement	$55,700
Other Conforming Pro Forma Adjustments per Credit Agreement	2
Less: actual pro forma cost savings and synergies achieved (B)	(13,893)
Net pro forma adjustment	$41,809

(B) ACTUAL PRO FORMA COST SAVINGS ACHIEVED (SEE DETAILED SCHEDULE)
G&A	$4,969
Food & Purchasing	3,168
Labor	4,519
Other	1,237
Total	$13,893

Following is a schedule of the annual savings originally identified in connection with the merger with Ryan’s and the status of those savings through June 27, 2007.

Buffets Holdings, Inc.
Consolidated Initial Pro Forma Cost Savings
For the Twelve Months Ended June 27, 2007

	ORIGINAL
	PRO FORMA	ACTUAL
	ESTIMATED	COST
	ANNUAL	SAVINGS
	COST SAVINGS	REFLECTED IN
	IDENTIFIED	NET INCOME (C)
	($ IN THOUSANDS)
	(UNAUDITED)
GENERAL & ADMINISTRATIVE
Corporate staff realization	$12,770	$3,181
Corporate employee benefits	1,645	232
Other	3,491	1,556
SUBTOTAL GENERAL & ADMINISTRATIVE	17,906	4,969

FOOD & PURCHASING
Identical/similar products	7,064	1,529
Coca-Cola	1,169	742
Mac and cheese	3,083	837
U.S. Foods	3,450	-
Other	1,416	60
SUBTOTAL FOOD & PURCHASING	16,182	3,168

LABOR
Labor reductions	8,951	3,158
Benefits	8,021	1,361
SUBTOTAL LABOR	16,972	4,519

OTHER
Financial	1,107	322
Background checks	1,384	723
Store operations	2,123	192
Other	26	-
SUBTOTAL OTHER	4,640	1,237

TOTAL ESTIMATED COST SAVING	$55,700	$13,893

(C)	All realized synergies are related to the period from the date of merger, November 1, 2006, to the end of the fiscal year, June 27, 2007.